Exhibit 10.74

AUTOBYTEL INC.

AMENDED AND RESTATED

SEVERANCE BENEFITS AGREEMENT

This Amended and Restated Severance Benefits Agreement (“Agreement”) is entered into effective as of February 25, 2011 (“Effective Date”) between Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”) and Kimberly Boren (“Employee”).

Background

Autobytel and Employee have previously entered into a severance agreement dated as of April 26, 2010, (“Prior Severance Agreement”).  In connection with Employee’s promotion as a Vice President of the Company, Autobytel has determined that it is in its best interests to provide Employee with additional incentives and comfort regarding Employee’s position with the Company to encourage Employee’s continued employment with, and dedication to the business of, Autobytel.

In consideration of the foregoing and other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows.

1. Definitions.  For purposes of this Agreement, the terms below that begin with initial capital letters within this Agreement shall have the specially defined meanings set forth below (unless the context clearly indicates a different meaning).

(a) “409A Suspension Period” shall have the meaning set forth in Section 3.

(b) “Arbitration Agreement” means that certain Mutual Agreement to Arbitrate dated as of April 19, 2010  by and between Autobytel and Employee concurrently with, and as a condition to, the execution of this Agreement.

(c) “Benefits” means all Company medical, dental, vision, life and disability plans in which Employee participates.

(d) “Cause” shall mean the termination of the Employee’s employment by Company as a result of any one or more of the following:

(i) any conviction of, or pleading of nolo contendre by, the Employee for any felony;

(ii) any willful misconduct of the Employee which has a materially injurious effect on the business or reputation of the Company;

(iii) the gross dishonesty of the Employee in any way that adversely affects the Company; or

(iv) a material failure to consistently discharge Employee’s employment duties to the Company which failure continues for thirty (30) days following written notice from the Company detailing the area or areas of such failure, other than such failure resulting from Employee’s Disability.

For purposes of this definition of Cause, no act or failure to act, on the part of the Employee, shall be considered “willful” if it is done, or omitted to be done, by the Employee in good faith or with reasonable belief that Employee’s action or omission was in the best interest of the Company.  Employee shall have the opportunity to cure any such acts or omissions (other than clauses (i)  and (iii) above) within thirty (30) days of the Employee’s receipt of a written notice from the Company finding that, in the good faith opinion of the Company, the Employee is guilty of acts or omissions constituting “Cause.”

(e) “Change of Control” shall mean any of the following events:

(i)         When any “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof (including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Company, any Subsidiary or any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(ii)         When the individuals who, as of the Date of Grant of this option award, constitute the Board (“Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to such date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this section, be counted as a member of the Incumbent Board in determining whether the Incumbent Board constitutes a majority of the Board.

(iii)         Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination:

(1)  all or substantially all of the individuals and entities who were the beneficial owners of the then outstanding shares of common stock of the Company and the beneficial owners of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding securities entitled to vote generally in the election of directors, respectively, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly or through one or more subsidiaries); and

(2)  no person (excluding any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of such corporation except to the extent that such ownership existed prior to the Business Combination.

(iv) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act, as amended, and the rules and regulations promulgated thereunder.

(g) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h) “Company” means Autobytel, and upon any assignment to and assumption of this Agreement by any Successor Company, shall mean such Successor Company.

(i) “Disability” shall mean the inability of the Employee to perform Employee’s duties to the Company on account of physical or mental illness or incapacity for a period of one-hundred twenty (120) consecutive calendar days, or for a period of one hundred eighty (180) calendar days, whether or not consecutive, during any three hundred sixty-five (365) day period.

(j) “Employee’s Position” means Employee’s position as the Vice President, Analytics and Advertising Operations of the Company.

(k) “Employee’s Primary Location” means Autobytel’s headquarters located at 18872 MacArthur Boulevard, Suite 200, Irvine, California, 92612-1400.

(l) “Good Reason” means any act, decision or omission by the Company that: (A) materially modifies, reduces, changes, or restricts Employee’s salary as in existence as of the date hereof or as of the date prior to any such change, whichever is more beneficial for Employee at the time of the act, decision, or omission by the Company; (B) materially modifies, reduces, changes, or restricts the Employee’s Benefits as a whole as in existence as of the date hereof or as of the date prior to any such change, whichever are more beneficial for Employee at the time of the act, decision, or omission by the Company; (C) materially modifies, reduces, changes, or restricts the Employee’s authority, duties, or responsibilities commensurate with the Employee’s Position but excluding the effects of any reductions in force other than the Employee’s own termination; (D) relocates the Employee place of employment without Employee’s consent from Employee’s Primary Location to any other location in excess of a forty (40) mile radius from the Employee’s Primary Location or requires any such relocation as a condition to continued employment by Company; (E) constitutes a failure or refusal by any Company Successor to assume  this Agreement; or (F) involves or results in any material failure by the Company to comply with any provision of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by the Employee.  Notwithstanding the foregoing, no event shall constitute “Good Reason” unless (i) the Employee first provides written notice to the Company within ninety (90) days of the event(s) alleged to constitute good reason, with such notice specifying the grounds that are alleged to constitute good reason, and (ii) the Company fails to cure such a material breach to the reasonable satisfaction of the Employee within thirty (30) days after Company’s receipt of such written notice.

(m) “Separation from Service” or “Separates from Service” shall mean Employee’s termination of employment, as determined in accordance with Treas. Reg. § 1.409A-1(h).  Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that Employee and the Company reasonably anticipate that either (i) no further services will be performed for the Company after a certain date, or (ii) that the level of bona fide services Employee will perform for the Company after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed by Employee (whether as an employee or independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if Employee has been providing services to the Company for less than thirty six (36) months).  If Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between Employee and the Company shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as Employee retains a right to reemployment with the Company under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Agreement as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that Employee will return to perform services for the Company.  For purposes of determining whether Employee has incurred a Separation from Service, the Company shall include the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c).

(n) “Severance Period” shall equal nine (9) months.

(o) “Successor Company” means any successor to Autobytel or its assets by reason of any Change of Control.

(p) “Termination Without Cause” means termination of Employee’s employment with the Company (i) by the Company (a) for any reason other than (1) death, (2) Disability or (3) those reasons expressly set forth in the definition of “Cause”, (b) for no reason at all, or (c) in connection with or as a result of a Change of Control; or (ii) by Employee for Good Reason within ninety (90) days following the initial existence of the event or events that constitute Good Reason; provided, however, that a termination of Employee’s employment with the Company in connection with a Change of Control shall not constitute a Termination Without Cause if Employee is offered employment with the Successor Company under terms and conditions, including position, salary and other compensation, and benefits, that would not provide Employee the right to terminate Employee’s employment for Good Reason.

2. Severance Benefits and Conditions.

(a) In the event of (i) Termination Without Cause by the Company, or (ii) the termination of Employee’s employment with the Company by Employee for Good Reason within 30 days of the earlier of (1) the expiration of the Company’s 30-day right to cure as set forth in the definition of Good Reason, or (2) the Company’s notice to Employee that it will not cure the event giving rise to such termination for Good Reason, (A) Employee shall receive upon such termination a lump sum amount equal to the number of months constituting the Severance Period at the time of terminations times the Employee’s monthly base salary (determined as the Employee’s highest monthly base salary paid to Employee while employed by the Company; base salary does not include any bonus or other incentive payments or compensation); (B) subject to Section 2(b) below, Employee shall be entitled to a continuation of all Benefits for Employee and, if applicable, Employee’s eligible dependents during the Severance Period at the time they would have been provided or paid had the Employee remained an employee of Company during the Severance Period and at the levels provided prior to the event giving rise to a termination; and (C) the Company shall make available to Employee career transition services provider selected by the Company in accordance with Section 2(g) below.

(b) (i) With respect to Benefits that are eligible for continuation coverage under COBRA, in the event the Company is unable to continue Employee’s and Employee’s eligible dependents (assuming such dependents were covered by Autobytel at the time of termination), participation under the Company’s then existing insurance policies for such Benefits Employee may elect to obtain coverage for such Benefits either by (1) electing COBRA continuation benefits for Employee and Employee’s eligible dependents; (2) obtaining individual coverage for Employee and Employee’s eligible dependents (if Employee and Employee’s eligible dependents qualify for individual coverage); or (3) electing coverage as eligible dependents under another person’s group coverage (if Employee and Employee’s eligible dependents qualify for such dependent coverage), or any combination of the foregoing alternatives. Employee may also initially elect COBRA continuation benefits and later change to individual coverage or dependent coverage for Employee or any eligible dependent of Employee, but Employee understands that if continuation of Benefits under COBRA is not initially selected by Employee or is later terminated by Employee, Employee will not be able to return to continuation coverage under COBRA. The Company shall pay directly or reimburse to Employee the monthly premiums for the benefits or coverage selected by Employee, with such payment or reimbursement not to exceed the monthly premiums the Company would pay assuming Employee elected continuation of benefits under COBRA.  The Company’s obligation to pay or reimburse for the Benefits covered by this Section 2(b)(i) shall terminate upon the earlier of (i) the end of the Severance Period; and (ii) Employee’s employment by an employer that provides Employee and Employee’s eligible dependents with group coverage substantially similar to such Benefits as provided to Employee and Employee’s eligible dependents at the time of the termination of Employee’s employment with the Company, provided that Employee and Employee’s eligible dependents are eligible for participation in such group coverage.

(ii) With respect to Benefits that are not eligible for continuation coverage under COBRA, in the event the Company is unable to continue Employee’s participation under the Company’s then existing insurance policies for such Benefits, Employee may elect to obtain coverage for such Benefits either by (1) obtaining individual coverage for Employee (if Employee qualifies for individual coverage); or (2) electing coverage as an eligible dependent under another person’s group coverage (if Employee qualifies for such dependent coverage), or any combination of the foregoing alternatives. The Company shall pay directly or reimburse to Employee the monthly premiums for the benefits or coverage selected by Employee, with such payment or reimbursement not to exceed the monthly premiums the Company paid for such Benefits at the time of termination of Employee’s employment with the Company.  The Company’s obligation to pay or reimburse for the Benefits covered by this Section 2(b)(ii) shall terminate upon the earlier of (i) the end of the Severance Period; and (ii) Employee’s employment by an employer that provides Employee with group coverage substantially similar to such Benefits as provided to Employee at the time of the termination of Employee’s employment with the Company, provided that Employee is eligible for participation in such group coverage. Employee acknowledges and agrees that the Company shall not be obligated to provide any Benefits covered by this Section 2(b)(ii) for Employee if Employee does not qualify for coverage under the Company’s existing insurance policies for such Benefits, for individual coverage, or for dependent coverage.

(c)  The payments and benefits set forth above in Section 2(a) are conditioned upon and shall be provided to Employee only if Employee executes and delivers to the Company, does not revoke, a Separation and Release Agreement in favor of the Company, which Agreement shall be substantially in the form attached hereto as Exhibit A (“Release”)

(d)  All payments under Section 2(a) shall be made to Employee within five (5) business days after the Release becomes effective in accordance with its terms. In any case, all payments that have arisen shall be made no later than two and one-half months after the end of the calendar year in which Employee’s Separation from Service occurs.

(e)  In addition to the payments and benefits under Sections 2(a), to the extent required by applicable law or the Company’s incentive or other compensation plans applicable to Employee, if any, upon any termination of Employee’s employment Employee shall receive (i) any amounts earned and due and owing to Employee as of the termination date with respect to any base salary, incentive compensation or commissions; and (ii) any other payments required by applicable law (including payments with respect to accrued and unused vacation time). Payments required under this Section 2(e) shall be made within the time periods required by applicable law.

             (f)  All payments and benefits under this Section 2 are subject to legally required federal, state and local payroll deductions and withholdings.

(g)  To receive career transition services, Employee must contact the service provider no later than 30 days after Employee’s delivery of the signed Release to the Company.

(h)  Other than the payments and benefits provided for in this Section 2, Employee shall not be entitled to any additional amounts from the Company resulting from a termination of Employee’s employment with the Company.

3. Taxes.  All payments made pursuant to this Agreement will be subject to withholding of applicable taxes. Notwithstanding the foregoing, and except as otherwise specifically provided elsewhere in this Agreement, Employee is solely responsible and liable for the satisfaction of any federal, state, province or local taxes that may arise with respect to this Agreement (including any taxes arising under Section 409A of the Code).  Neither the Company nor any of its employees, Employees, directors, or service providers shall have any obligation whatsoever to pay such taxes, to prevent Employee from incurring them, or to mitigate or protect Employee from any such tax liabilities.  Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until Employee incurs a Separation from Service.  If, at the time of Employee’s Separation from Service under this Agreement, Employee is a “specified employee” (within the meaning of Section 409A of the Code), any amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that become payable to Employee on account of Employee’s Separation from Service (including any amounts payable pursuant to the preceding sentence) will not be paid until after the end of the sixth calendar month beginning after Employee’s Separation from Service (“409A Suspension Period”).  Within 14 calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence.  Thereafter, Employee shall receive any remaining benefits as if there had not been an earlier delay.

4. Arbitration and Equitable Relief.  Any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be governed by the terms of the Arbitration Agreement, which is incorporated herein by reference.

5. Entire Agreement.  All oral or written agreements or representations express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement.  This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment, severance, change-in-control protective or other agreement, plan or arrangement between the Company or any predecessor and Employee, except that  this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Employee is subject to receiving fewer benefits than those available to Employee without reference to this Agreement. The Parties acknowledge and agree that the Prior Severance Agreement is herby terminated and shall have no further force or effect.

6. Notices. Except as otherwise provided in this Agreement, any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any person in connection with this Agreement shall be in writing.  Such notice shall be personally served, sent by fax or cable, or sent prepaid by either registered or certified mail with return receipt requested or Federal Express and shall be deemed given (i) if personally served or by Federal Express, when delivered to the person to whom such notice is addressed, (ii) if given by fax or cable, when sent, or (iii) if given by mail, two (2) business days following deposit in the United States mail.  Any notice given by fax or cable shall be confirmed in writing, by overnight mail or Federal Express within forty-eight (48) hours after being sent.  Such notices shall be addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct.

If to the Company:

Autobytel Inc.
18872 MacArthur Boulevard, Suite 200
Irvine, California, 92612-1400
Facsimile:  (949) 862-1323
Attn:  Chief Legal Officer

If to the Employee:

 To Employee’s latest home address on file with the Company

7. No Waiver.  No waiver, by conduct or otherwise, by any party of any term, provision, or condition of this Agreement, shall be deemed or construed as a further or continuing waiver of any such term, provision, or condition nor as a waiver of a similar or dissimilar condition or provision at the same time or at any prior or subsequent time.

8. Amendment to this Agreement.  No modification, waiver, amendment, discharge or change of this letter, shall be valid unless the same is in writing and signed by the party against whom enforcement of such modification, waiver amendment, discharge, or change is or may be sought.

9. Non-Disclosure.  Unless required by law or to enforce this Agreement, the parties hereto shall not disclose the existence of this Agreement or the underlying terms to any third party, other than their representatives who have a need to know such matters or to any potential Successor Company.

10. Enforceability; Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed exercised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

11. Governing Law.  This Agreement shall be construed and enforced in accordance with the law of the State of California without giving effect to such State’s choice of law rules.  This Agreement is deemed to be entered into entirely in the State of California.  This Agreement shall not be strictly construed for or against either party.

12. No Third Party Beneficiaries.  Except as otherwise set forth in this Agreement, nothing contained in this Agreement is intended nor shall be construed to create rights running to the benefit of third parties.

13. Successors of the Company.  The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company, including any Successor Company.  This Agreement shall be assignable by the Company in the event of a merger or similar transaction in which the Company is not the surviving entity, or a sale of all or substantially all of the Company’s assets.

14. Rights Cumulative.  The rights under this Agreement, or by law or equity, shall be cumulative and may be exercised at any time and from time to time.  No failure by any party to exercise, and no delay in exercising, any rights shall be construed or deemed to be a waiver thereof, nor shall any single or partial exercise by any party preclude any other or future exercise thereof or the exercise of any other right.

15. No Right or Obligation of Employment.  Employee acknowledges and agrees that nothing in this letter shall confer upon Employee any right with respect to continuation of employment by the Company, nor shall it interfere in any way with Employee’s right or the Company’s right to terminate Employee’s employment at any time, with or without Cause.

16. Interpretation.  Every provision of this Agreement is the result of full negotiations between the parties, both of whom have either been represented by counsel throughout or otherwise been given an opportunity to seek the aid of counsel.  Each party hereto further agrees and acknowledges that it is sophisticated in legal affairs and has reviewed this Agreement in detail.  Accordingly, no provision of this Agreement shall be construed in favor of or against any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof. Captions and headings of sections contained in this Agreement are for convenience only and shall not control the meaning, effect, or construction of this Agreement. Time periods used in this Agreement shall mean calendar periods unless otherwise expressly indicated.

17. Legal and Tax Advice.  Employee acknowledges that: (i) the Company has encouraged Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) in connection with this Agreement, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Agreement.  It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Agreement and the payments and benefits that may be made or provided under this Agreement and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s counsel and tax advisors.

18. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.  The parties agree that facsimile copies of signatures shall be deemed originals for all purposes hereof and that a party may produce such copies, without the need to produce original signatures, to prove the existence of this Agreement in any proceeding brought hereunder.

IN WITNESS WHEREOF, the Company and Employee have executed and entered into this Agreement effective as of the date first shown above.

AUTOBYTEL INC.

By:   /s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President, Chief Legal and Administrative Officer and Secretary

EMPLOYEE

/s/ Kimberly Boren
                        Kimberly Boren

EXHIBIT A
SEPARATION AGREEMENT AND RELEASE

It is hereby agreed by and between you, Kimberly Boren (for yourself, your spouse, family, agents and attorneys) (jointly, “You” or “Employee”), and Autobytel Inc., its predecessors, successors, affiliates, directors, Employees, shareholders, fiduciaries, insurers, employees and agents (jointly, the “Company”), as follows:

1. You acknowledge that your employment with the Company ended effective [_______], 201[__] (“Employment Termination Date”), and that you will perform no further duties, functions or services for the Company subsequent to the Employment Termination Date. You have resigned or hereby resign from all officer and director positions, if any, you held with the Company or any of its subsidiaries effective as of the Employment Termination Date.

2. You acknowledge and agree that you have received all vacation pay and other compensation due you from the Company as a result of your employment with the Company and your separation from employment, including, but not limited to, all amounts required under your Amended and Restated Severance Benefit Agreement with the Company dated effective as of February 10, 2011 (the “Severance Agreement”), other than those amounts payable pursuant to Paragraph 3 below and those amounts or benefits, if any, payable or to be provided after the date hereof pursuant to the Severance Agreement if required by the terms thereof.  You acknowledge and agree that the Company owes you no additional wages, commissions, bonuses, vacation pay, severance pay, expenses, fees, or other compensation or payments of any kind or nature, other than as provided in this Separation and Release Agreement (“Release”) and those amounts and benefits, if any, payable or to be provided after the date hereof pursuant to the Severance Agreement if required by the terms thereof.  All benefits for which you are eligible pursuant to the Severance Agreement will remain in effect for the periods set forth therein.

3. In exchange for your promises in this Release and the Severance Agreement, including the release of claims set forth below, if you sign and do not revoke this Release, the Company will pay you all amounts due to you under the Severance Agreement, minus legally required federal, state and local payroll deductions and withholdings.  The payment provided for in this Section 3 will be made \within the time periods required by the Severance Agreement (except for benefits that will be paid over time as provided therein) and, if no time is specified, within 5 business days of the effective date of this Release

4. You represent and warrant that you have returned to the Company any and all documents, software, equipment (including, but not limited to, computers and computer-related items), and all other materials or other things in your possession, custody, or control which are the property of the Company, including, but not limited to, Company identification, keys, and the like, wherever such items may have been located; as well as all copies (in whatever form thereof) of all materials relating to your employment, or obtained or created in the course of your employment with the Company.

5. You hereby represent that, other than those materials you have returned to the Company pursuant to Section 4 of this Release, you have not copied or caused to be copied, and

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 have not printed-out or caused to be printed-out, any software, computer disks, or other documents other than those documents generally available to the public, or retained any other materials originating with or belonging to the Company.  You further represent that you have not retained in your possession, custody or control, any software, documents or other materials in machine or other readable form, which are the property of the Company, originated with the Company, or were obtained or created in the course of or relate to your employment with the Company.

6. You shall keep confidential, and shall not hereafter use or disclose to any person, firm, corporation, governmental agency, or other entity, in whole or in part, at any time in the future, any trade secret, proprietary information, or confidential information of the Company, including, but not limited to, information relating to trade secrets, processes, methods, pricing strategies, customer lists, marketing plans, product introductions, advertising or promotional programs, sales, financial results, financial records and reports, regulatory matters and compliance, and other confidential matters, except as required by law and as necessary for compliance purposes.  These obligations are in addition to the obligations set forth in confidentiality or non-disclosure agreement between you and the Company, including, without limitation, that certain Employee Confidentiality Agreement dated as of April 19, 2010, which shall remain binding on you.

7. You agree that you have not and will not at any time reveal to anyone, including any former, present or future employee of the Company, the fact, amount, or the terms of this Release, except to your immediate family, legal counsel and financial advisor, or as required by law and as necessary for compliance purposes.  The Company may disclose the terms of this Release and file this Release as an exhibit to its public filings if it is required to due so under applicable law, as necessary for compliance purposes or to potential successors or assigns of the Company.

8. You agree that neither you nor anyone acting on your behalf or at your direction will disparage, denigrate, defame, criticize, impugn or otherwise damage or assail the reputation or integrity of the Company to any third party and in particular to any current or former employee, officer, director, contractor, supplier, customer, or client of the Company or prospective or actual purchaser of the equity interests of the Company or its business or assets.

9. In consideration for the payments provided for in Section 3 of this Release, you unconditionally release and forever discharge the Company, and the Company’s current, former, and future controlling shareholders, subsidiaries, affiliates, related companies, predecessor companies, divisions, directors, trustees, employees, agents, attorneys, successors, and assigns (and the current, former, and future controlling shareholders, directors, trustees, employees, agents, and attorneys of such subsidiaries, affiliates, related companies, predecessor companies, and divisions) (referred to collectively as “Releasees”), from any and all known and unknown claims, demands, actions, suits, causes of action, obligations, damages and liabilities of whatever kind or nature and regardless of whether the knowledge thereof would have materially affected your agreement to release the Company hereunder, that arise out of or are related to (a) the Company’s failure to make any payments required under the Severance Agreement (other than those amounts, if any, payable pursuant to Section 2(a) of the Severance Agreement if required

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  by the terms of such section), and (b) those arising under the Age Discrimination in Employment Act (“ADEA”).  The Release will not waive the Employee’s rights to indemnification under the Company’s certificate of incorporation or by-laws or, if applicable, any written agreement between the Company and the Employee, or under applicable law.

With respect to the various rights and claims under the ADEA being waived by you in this Release, you specifically acknowledge that you have read and understand the provisions of paragraphs 13, 14, and 15 below before signing this Release. This general release does not cover rights or claims under the ADEA arising after you sign this Release.

10. You represent and warrant that you have not filed, and agree that you will not file, or cause to be filed, any complaint, charge, claim or action involving any claims you have released in the foregoing paragraph.  This promise not to sue does not apply to claims for breach of this Release.  You agree and acknowledge that if you break this promise not to sue, then you will be liable for all consequential damages, including the legal expenses and fees incurred by the Company or any of the Releasees, in defending such a claim.

11. Excluded from this Release are any claims or rights that cannot be waived by law, including the right to file a charge of discrimination with an administrative agency.  You agree, however, to waive your right to any monetary recovery in connection with such a charge.

12. You agree to assist and cooperate (including, but not limited to, providing information to the Company and/or testifying in a proceeding) in the investigation and handling of any internal investigation, legislative matter, or actual or threatened court action, arbitration, administrative proceeding, or other claim involving any matter that arose during the period of your employment.  You shall be reimbursed for reasonable expenses actually incurred in the course of rendering such assistance and cooperation. Your agreement to assist and cooperate shall not affect in any way the content of information or testimony provided by you.

13. You acknowledge that you have hereby been advised in writing to consult with an attorney before you sign this Release.  You understand that you have twenty-one (21) days after this Release has been delivered to you by the Company to decide whether to sign this Release, although you may sign this Release at any time within the twenty-one (21) day period.  If you do sign it, you also understand that you will have an additional 7 days after the date you deliver this signed Release to the Company and to change your mind and revoke this Release, in which case a written notice of revocation must be delivered to the Company’s Chief Legal Officer, Autobytel Inc., 18872 MacArthur Blvd. Suite 200, Irvine, California 92612-1400, on or before the seventh (7th) day after your delivery of this signed Release to the Company.  You understand that this Release will not become effective until after that seven (7) day period has passed.

14. You acknowledge that you are signing this Release knowingly and voluntarily and intend to be bound legally by its terms.

15. You hereby acknowledge that no promise or inducement has been offered to you, except as expressly stated above and in the Severance Agreement, and you are relying upon none.  This Release and the Severance Agreement represent the entire agreement between you

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 and the Company with respect to the subject matter hereof, and supersede any other written or oral understandings between the parties pertaining to the subject matter hereof and may only be amended or modified with the prior written consent of you and the Company.

16. You certify that you have not experienced a job-related illness or injury for which you have not already filed a claim.

17. If any provision of this Release is held to be invalid, the remainder of the Agreement, nevertheless, shall remain in full force and effect in all other circumstances.

18. This Release does not constitute an admission that the Company or any other Releasee has violated any law, rule, regulation, contractual right or any other duty or obligation.

19. This Release is made and entered into in the State of California and shall in all respects be interpreted, enforced, and governed under the law of that state, without reference to conflict of law provisions thereof.  The language of all parts in this Release shall be construed as a whole, according to fair meaning, and not strictly for or against any party.

20. Employee acknowledges that: (i) the Company has encouraged Employee to consult with an attorney and/or tax advisor of Employee’s choosing (and at Employee’s own cost and expense) in connection with this Release, and (ii) Employee is not relying upon the Company for, and the Company has not provided, legal or tax advice to Employee in connection with this Release.  It is the responsibility of Employee to seek independent tax and legal advice with regard to the tax treatment of this Release and the payments and benefits that may be made or provided under this Release and any other related matters. Employee acknowledges that Employee has had a reasonable opportunity to seek and consider advice from Employee’s counsel and tax advisors.

PLEASE READ CAREFULLY.  THIS RELEASE INCLUDES THE RELEASE OF CERTAIN CLAIMS.

Dated:_____________, 201_                                           _____________________________________
   Kimberly Boren

Dated:_____________, 201_                           Autobytel Inc.

        By:__________________________________
[Officer’s Name]
[Title]

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